Exhibit 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
October 14, 2009	Investor Contact:	Douglas I. Payne
(276) 627-2157
	Media Contact:	Karen McNeill
(336) 884-8700
STANLEY FURNITURE ANNOUNCES
THIRD QUARTER 2009 OPERATING RESULTS
STANLEYTOWN, VA, October 14, 2009/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and operating results for the third quarter of 2009.
Net sales of $38.5 million decreased 29.4% from the third quarter of 2008. This quarter’s loss per share of $.49 compares to a loss of $.34 per share in the prior year quarter. The current year quarter includes accelerated depreciation of $.06 per share due to a previously announced warehouse consolidation. The prior year quarter includes a charge of $.27 per share for costs primarily related to the consolidation of two manufacturing facilities into one.
For the first nine months of 2009, net sales of $120.5 million decreased 31.6% from the comparable prior year period. Loss per share for the first nine months of 2009 was $1.01 compared to a loss of $.24 per share for the same period of 2008 including restructuring charges of $.07 per share and $.29 per share, respectively.
Year-to-date operating loss was $14.6 million. This compares to an operating loss of $2.6 million for the first nine months of 2008. These operating losses include pre-tax restructuring charges of $1.2 million in the 2009 period and $5.5 million in the 2008 period. The increased operating loss is primarily due to the significant reduction in sales and production levels. The much lower production levels have led to significant unfavorable factory overhead variances and plant inefficiencies. Costs associated with the transition of approximately one-third of the Company’s Young America product line from off-shore sourcing to its own domestic manufacturing facilities and higher selling discounts also contributed to the increased operating loss in 2009.
Cash on hand amounted to $42.4 million and total debt equaled $27.9 million at September 26, 2009. Working capital, excluding cash and current maturities of long-term debt, decreased to $46.1 million at September 26, 2009 compared to $53.8 million at the end of the year-ago quarter and $54.5 million at December 31, 2008. The lower working capital is primarily due to reductions in inventories and accounts receivable in response to lower sales.
“We believe our sales performance is indicative of consumer demand for residential wood furniture in our price segment,” said Albert Prillaman, Chairman and Chief Executive Officer. “Demand for better goods continues to bump along at very depressed levels and we see no signs of any near-term improvement. We are disappointed with our operating results, as our sales have declined at a faster rate than we have been able to adjust our cost structure.”

“We are currently evaluating additional initiatives to further reduce costs, and lower our break-even point. We believe the actions we have already taken along with these additional initiatives will improve our operating results in the current recessionary environment and better position the Company for profitable growth,” said Glenn Prillaman, President and Chief Operating Officer. “Our recent sales and marketing efforts to reposition our Young America product line as the trusted brand in our industry has been initially well received. Our green, safety, color and quality initiatives can best be understood by visiting our b2b website yamadeinusa.com.”
Other Information
All earnings per share amounts are on a fully diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
Management will host a conference call at 9:00am ET on October 15, 2009. The dial-in number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through October 22, 2009) is (877) 660-6853, the account reference number is 275 and the conference number is 329858.
Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, our success in transitioning Young America products to our domestic manufacturing facilities, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at manufacturing facilities. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2009	2008	2009	2008

Net sales	$38,455	$54,483	$120,545	$176,165

Cost of sales	39,056	49,493	112,829	150,394

Gross profit (loss)	(601)	4,990	7,716	25,771

Selling, general and administrative expenses	6,875	10,606	22,345	28,358

Operating loss	(7,476)	(5,616)	(14,629)	(2,587)

Other income (expense), net	45	(22)	133	215
Interest income	3	158	44	516
Interest expense	953	957	2,809	2,807

Loss before income taxes	(8,381)	(6,437)	(17,261)	(4,663)

Income tax benefit	(3,308)	(2,948)	(6,789)	(2,154)

Net loss	$(5,073)	$(3,489)	$(10,472)	$(2,509)

Diluted loss per share	$(0.49)	$(0.34)	$(1.01)	$(0.24)

Weighted average number of shares	10,332	10,332	10,332	10,332

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2009	2008	2009	2008

Reconciliation of operating loss as reported to operating income (loss) as adjusted:

Operating loss as reported	$(7,476)	$(5,616)	$(14,629)	$(2,587)
Restructuring charge	1,056	5,202	1,221	5,539

Operating income (loss) as adjusted	$(6,420)	$(414)	$(13,408)	$2,952

Percentage of net sales:
Operating loss as reported	(19.4)%	(10.3)%	(12.1)%	(1.5)%
Restructuring charge	2.7%	9.5%	1.0%	3.2%

Operating income (loss) as adjusted	(16.7)%	(0.8)%	(11.1)%	1.7%

Reconciliation of net loss as reported to net income (loss) adjusted:

Net loss as reported	$(5,073)	$(3,489)	$(10,472)	$(2,509)
Restructuring charge	641	2,794	741	2,980

Net income (loss) as adjusted	$(4,432)	$(695)	$(9,731)	$471

Reconciliation of Earnings per share (EPS) as reported to Earning per share adjusted:

EPS as reported	$(0.49)	$(0.34)	$(1.01)	$(0.24)
Restructuring charge	.06	0.27	0.07	0.29

EPS as adjusted	$(0.43)	$(0.07)	$(0.94)	$0.05

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Sept. 26,	Sept. 27,	Dec 31,
	2009	2008	2008

Assets
Current assets:
Cash	$42,430	$36,739	$44,013
Accounts receivable, net	18,052	25,127	21,873
Inventories	35,374	47,546	47,344
Prepaid expenses and other current assets	9,023	3,457	3,758
Deferred income taxes	3,726	3,656	3,906

Total current assets	108,605	116,525	120,894

Property, plant and equipment, net	33,255	37,525	35,445
Goodwill	9,072	9,072	9,072
Other assets	1,013	1,058	460

Total assets	$151,945	$164,180	$165,871

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$1,429	$1,429
Accounts payable	10,157	12,103	11,236
Accrued expenses	9,939	13,850	11,170

Total current liabilities	21,525	27,382	23,835

Long-term debt	26,428	27,857	27,857
Deferred income taxes	2,406	3,078	2,778
Other long-term liabilities	8,192	8,220	8,293

Stockholders’ equity	93,394	97,643	103,108

Total liabilities and stockholders’ equity	$151,945	$164,180	$165,871

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	Sept. 26,	Sept. 27,
	2009	2008
Cash flows from operating activities:
Cash received from customers	$124,071	$176,259
Cash paid to suppliers and employees	(120,262)	(160,516)
Interest paid, net	(2,725)	(2,143)
Income taxes paid, net	(2,531)	(4,046)

Net cash provided (used) by operating activities	(1,447)	9,554

Cash flows from investing activities:
Capital expenditures	(1,702)	(1,485)
Purchase of other assets	(55)
Proceeds from sale of assets	1,303

Net cash used by investing activities	(454)	(1,485)

Cash flows from financing activities:
Repayment of senior notes	(1,429)	(1,429)
Dividends paid		(3,099)
Proceeds from insurance policy loans	1,651	1,550
Other, net	96

Net cash provided (used) by financing activities	318	(2,978)

Net increase (decrease) in cash	(1,583)	5,091
Cash at beginning of period	44,013	31,648

Cash at end of period	$42,430	$36,739

Reconciliation of net loss to net cash provided (used) by operating activities:
Net loss	$(10,472)	$(2,509)

Adjustments to reconcile net loss to net cash provided(used) by operating activities:
Depreciation and amortization	4,291	7,517
Deferred income taxes	(192)	(2,021)
Stock-based compensation	692	329
Other		27
Changes in working capital	4,739	6,688
Other assets	(404)	(334)
Other long-term liabilities	(101)	(143)

Net cash provided (used) by operating activities	$(1,447)	$9,554